Exhibit 11.


 Statement Regarding Computation of Per Share Earnings
 In thousands, except per share amounts
 For the periods ended June 30

                                                 Three Months           Six Months
                                               1997       1996       1997       1996

Primary earnings per common share:
  Average common shares outstanding .....    11,430     11,306     11,415     11,301
  Common stock equivalents ..............       267        125        258        120
                                                                  -------   --------
    Average shares and share equivalents     11,697     11,431     11,673     11,421

Net income (loss) .......................   $ 5,862   $ (5,183)   $11,410   $ (1,447)

Primary net income (loss) per share .....   $  0.50   $  (0.45)   $  0.98   $  (0.13)


Fully-diluted earnings per common share:
  Average common shares outstanding .....    11,430     11,306     11,415     11,301
  Common stock equivalents ..............       335        146        335        146
                                                                  -------   --------
    Average shares and share equivalents     11,765     11,452     11,750     11,447

Net income (loss) .......................   $ 5,862   $ (5,183)   $11,410   $ (1,447)

Fully-diluted net income (loss) per share   $  0.50   $  (0.45)   $  0.97   $  (0.13)


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